
                                  NSAR ITEM 77O
                                      2000
                            VK Growth and Income Fund
                               10f-3 Transactions

  UNDERWRITING #          UNDERWRITING       PURCHASED FROM      AMOUNT OF SHARES    % OF UNDERWRITING      DATE OF PURCHASE
                                                                    PURCHASED


         1            Southern Energy Inc.    J. P. Morgan           111,600               0.192%               09/26/00


Participants in the Underwriting:

Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Lehman  Brothers Inc.
Salomon Smith Barney Inc.
ABN AMRO Incorporated
Blaylock & Partners, L.P.
Chase Securities Inc.
Commerzbank Aktiengesellschaft
The Williams Capital Group, L.P.